Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Maryellen Thielen
Calamos Asset Management, Inc.
630.955.4830
Calamos Asset Management, Inc. Announces Assets Under Management as of June 30, 2007
Also Announces Termination of Additional Compensation Agreements on Two Closed-End Funds
     NAPERVILLE, Ill., July 11, 2007 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today reported assets under management of $43.8 billion as of June 30, 2007, compared with $43.7 billion one month ago and $45.8 billion one year ago.

At Month End (in billions)	June 2007		May 2007		June 2006
Mutual funds		$33.3		$33.0		$34.2
Separately managed accounts		$10.5		$10.7		$11.6
Total assets under management		$43.8		$43.7		$45.8

     Assets under management as of June 30, 2007 included $840.0 million raised in the initial public offering of the firm’s fifth closed-end fund, the Calamos Global Dynamic Income Fund (NYSE: CHW). If the underwriters’ over-allotment option is exercised, an additional $115.0 million in total common share assets could be raised. Related to this offering, Calamos incurred a $6.9 million one-time aggregate structuring fee, which is expected to reduce second quarter 2007 income by approximately 4 cents per diluted share.
Remaining Closed-End Fund Agreements Terminated
     In other developments, Calamos has agreed to terminate the remaining additional compensation agreements on two of its closed-end funds. The agreements required Calamos to make recurring payments over time based on the assets of the Calamos Convertible Opportunities and Income Fund (NYSE: CHI) and the Calamos Strategic Total Return Fund (NYSE: CSQ). In exchange for termination of these agreements, Calamos will make a lump-sum payment of approximately $19.5 million, or approximately 11.5 cents per diluted share. The expense will be recorded in the second quarter of 2007 as a marketing and sales promotion expense. Termination of these agreements is expected to have a positive impact on Calamos’ operating income by eliminating the approximately $2.6 million that it would have otherwise paid annually under the agreements, and to have a positive annualized after-tax impact of approximately 1.5 cents per diluted share.
About Calamos Asset Management
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, high yield, convertible and alternative investment strategies, among others. The
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CALAMOS ASSET MANAGEMENT

firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
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